Exhibit 10.17

November 12, 2025

Dear June(Yingjuan Lu),

I am pleased to inform you that effective December 1, 2025, your new annual base salary at BeyondSpring will be $280,000. The Company may change your position, duties, and work location from time to time at its discretion.

Congratulations on this well-deserved increase!

We understand that your contributions to our organization have been invaluable, and we are committed to recognizing and rewarding your hard work and dedication. This adjustment reflects the value that we place on your contributions and our commitment to providing competitive compensation to our employees.

We appreciate your continued commitment to our company’s success and your dedication to your role. Your contributions are an important part of our ongoing growth, and we are thrilled to have you on our team.

Once again, congratulations on your salary adjustment, and we look forward to your continued success and leadership at BeyondSpring.

Sincerely,

/s/ Lan Huang

Lan Huang

CEO & Co-Founder

BeyondSpring Pharmaceuticals, Inc

BeyondSpring Pharmaceuticals, Inc. | 100 Campus Drive, STE 410 | Florham Park, NJ 07932 Main Tel: (646) 305-6387

www.beyondspringpharma.com